                                                                    EXHIBIT 99.1

(O'CHARLEY'S INC. LOGO)
NEWS RELEASE

CONTACTS Lawrence E. Hyatt                                    Gene Marbach
         Chief Financial Officer                              Investor Relations
         O'Charley's Inc.                                     Makovsky + Company
         (615) 782-8818                                       (212) 508-9600

          O'CHARLEY'S INC. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

                  COMPANY PROVIDES OUTLOOK FOR 2006 FISCAL YEAR

NASHVILLE, Tenn. (February 2, 2006) -- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today reported revenues and earnings per share for the 12-week and 52-week periods ended December 25, 2005, as well as its outlook for the current quarter and the 2006 fiscal year.

FINANCIAL AND OPERATING HIGHLIGHTS

     - Revenue for the fourth quarter of fiscal 2005 increased 5.7% to $213.7 million from $202.2 million in the fourth quarter of fiscal 2004. For fiscal 2005, revenue rose 6.7% to $930.2 million from $871.4 million in the prior year period.

     - For the fourth quarter of 2005, same store sales decreased by 0.8% at O'Charley's Restaurants, and increased by 1.9% at Ninety Nine Restaurant and Pub, and 7.0% at Stoney River Legendary Steaks. For the 2005 fiscal year, same store sales were flat at O'Charley's Restaurants, and increased by 0.7% at Ninety Nine Restaurant and Pub, and 3.7% at Stoney River Legendary Steaks.

     - Income from operations in the fourth quarter of 2005 was $4.8 million, or 2.2% of revenue, compared with $11.2 million, or 5.5% of revenue in the fourth quarter of last year. Expressed as a percentage of restaurant sales, cost of food and beverage, payroll and benefits costs, and restaurant operating costs were all higher than in the fourth quarter of 2004. For fiscal 2005, income from operations was $29.2 million, or 3.1% of revenue, compared with $46.2 million, or 5.3% of revenue in the prior fiscal year. Full year results for 2005 include an asset impairment and disposal charge of $7.3 million, or 0.8% of revenue.

     - The Company reported fourth quarter earnings before cumulative effect of a change in accounting principle of $1.6 million, or $0.07 per diluted share, compared with net earnings of $6.5 million, or $0.29 per diluted share, in the prior-year period. Results for the fourth quarter of 2005 include a charge of $0.02 per diluted share for severance and other costs relating to previously announced organizational and management changes, and $0.01 per diluted share for severance and project-related expenses associated with the Company's previously announced financial systems conversion project. The Company adopted FIN-47, "Accounting for Conditional Asset Retirement Obligations- an interpretation of FASB Statement No. 143" in the fourth quarter of 2005. The cumulative effect of this change in accounting principle on net earnings was $0.2 million, or $0.01 per diluted share.

             3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

CHUX Reports Fourth Quarter and Full Year Results for 2005
Page 2
February 2, 2006


     - The Company reported earnings before the cumulative effect of a change in accounting principle of $12.0 million, or $0.52 per diluted share for fiscal 2005, compared with net earnings of $23.3 million, or $1.03 per diluted share in fiscal 2004. Full year results for 2005 include charges of $0.20 per diluted share for asset impairment and disposal, $0.02 per diluted share for the direct impact of Hurricane Katrina, and $0.05 per diluted share for the financial systems conversion project.

     - For the fourth quarter of 2005, the Company recognized an income tax benefit of $0.4 million. Based upon the Company's full year results, the effective tax rate applied to pretax profit for fiscal 2005 was 14.3%. Since this is lower than the estimated rate applied to the first three quarters of the year, the fourth quarter income tax benefit includes a change in estimate of $0.6 million, or $0.02 per diluted share to adjust the year-to-date amount.

          Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc., stated, "The recently completed fiscal year was a challenging one for O'Charley's. I am pleased that our financial results for the quarter were at the high end of the guidance that we offered on October 27. However, everyone on the O'Charley's management team and throughout the organization understands that our performance must improve in 2006 and beyond, and we are approaching this turnaround effort with a sense of urgency. I want to emphasize that it is not 'business as usual' at O'Charley's.

          "Our objective is clear: to improve the performance of the business to enhance shareholder value. In order to accomplish this, we are focusing our efforts in the following areas:

     - Strengthen the organization with a new core of talent, and build a winning team;

     -    Improve our execution of product and labor cost management;

     - Focus the organization on our commitment to greater profitability, with incentives for success, and consequences for failing to meet our targets;

     - Enhance guest satisfaction and intent to return by instilling 'A Passion to Serve'(TM) throughout the organization, which represents our guest-centric approach to the dining experience; and

     - Drive same store sales through new product offerings, new marketing, and a new, more analytical approach to menu pricing

          "We have made progress on a number fronts. For example, Jeff Warne, who we recently announced as the new President of the O'Charley's concept, is a great addition to the leadership of the Company. While our primary focus in 2006 will be on improving the operating performance of our business, we will also consider opportunities to use our real estate and other assets to enhance shareholder value as well."

O'CHARLEY'S RESTAURANTS

          Restaurant sales for O'Charley's increased 2.2% to $137.6 million for the fourth quarter, reflecting the addition of 13 new company-operated restaurants and the closing of 9 company-operated restaurants since the fourth quarter of 2004. The same store sales decrease of 0.8% was comprised of a 0.4% increase in customer counts and a 1.2% decrease in average check. Average check for company-operated stores in the fourth quarter was $11.48. Three new company-operated O'Charley's restaurants

                                     -MORE-

CHUX Reports Fourth Quarter and Full Year Results for 2005
Page 3
February 2, 2006


opened during the fourth quarter and, as previously announced by the Company, six O'Charley's restaurants were closed, bringing the total number of company-operated O'Charley's restaurants to 225 at the end of the quarter. The O'Charley's franchising and joint venture program continued to show momentum, with the opening of 3 new franchised restaurants and one new joint venture restaurant during fiscal 2005, bringing the total number of franchised and joint venture restaurants to 6 at year end.

          Commenting on results for the O'Charley's concept, Mr. Burns stated, "Given the challenging consumer environment in 2005, particularly in the second half of the year, we are pleased to end the year with positive guest counts. Like many of our competitors, we continue to see particular softness in sales in our Midwestern restaurants. We also saw same store sales increases at our Gulf Coast restaurants apparently due to post-Katrina activity. While operating costs as a percentage of sales were higher in the fourth quarter of 2005 than in the fourth quarter of 2004, we did see improvements in margin performance from the third quarter of 2005. As previously announced, we closed underperforming restaurants and have significantly reduced new restaurant development for 2006. While these decisions were difficult for the team members involved, they will allow us to refocus the organization in 2006 on improving the performance of our existing restaurants.

          "We continue to enhance the guest experience at O'Charley's and are pleased with the improvement we have seen in guest satisfaction scores during 2005. For 2006, we have new promotional menus, new menu items, and new advertising, all of which highlight the good food and good times that our guests have come to expect at O'Charley's. Our guests also expect great service, which is why we are instilling "A Passion To Serve"(TM) throughout the organization along with a series of programs to emphasize our guest-centric approach to the dining experience."

NINETY NINE RESTAURANT & PUB RESTAURANTS

          Restaurant sales for Ninety Nine increased 10.6% to $66.4 million in the fourth quarter, reflecting the addition of 10 new restaurants since the fourth quarter of 2004. Same store sales increased by 1.9% in the quarter, and consisted of a 3.1% increase in customer counts and a 1.2% decrease in average check. Average check for Ninety Nine in the fourth quarter was $13.92. Two new Ninety Nine restaurants opened during the fourth quarter bringing the total number of Ninety Nine restaurants to 109 at the end of the quarter.

          Mr. Burns stated, "Generating positive guest counts at Ninety Nine was a primary focus for us this year, and we are pleased with the increases achieved at Ninety Nine in a difficult consumer environment. Based upon industry data, we believe that Ninety Nine has recently realized the highest increases of customer counts of any casual dining restaurant chain in the New England market. Operating costs as a percentage of sales were higher in the fourth quarter of 2005 than in the fourth quarter of 2004, due primarily to higher food and beverage, employee benefit, utility and packaging costs.

          "What we are doing in 2006 with menu, promotions, pricing and advertising are designed to improve the reputation Ninety Nine has as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. We are pleased by the strong performance of the new Ninety Nine restaurant in Bensalem, Pennsylvania, the first opening in the Philadelphia market, and look forward to continued development of that market in 2006."

                                     -MORE-

CHUX Reports Fourth Quarter and Full Year Results for 2005
Page 4
February 2, 2006


STONEY RIVER LEGENDARY STEAKS RESTAURANTS

          Fourth quarter sales for Stoney River Legendary Steaks increased 16.2% to $6.6 million, which reflects increases of 7.0% at the six restaurants included in the same store sales base, and sales at the new Dublin, Ohio restaurant. The same store sales increase consisted of a 5.6% increase in customer counts and a 1.3% increase in average check. Average check for Stoney River in the fourth quarter was $41.73. The Company opened the Dublin restaurant in the fourth quarter, and expects to open a new location in the West End area of Nashville, Tennessee in early 2006.

          Mr. Burns added, "We continue to be pleased with Stoney River's performance in terms of same store sales and operational improvements, and believe that the concept has established a unique position in the upscale steakhouse segment. We are excited about the recent opening of the Dublin, Ohio, restaurant and our second location in Nashville planned for early 2006. Based on the local reception we have already received at both restaurants, we believe these are excellent markets that are demonstrating a good start to the continued development of our Stoney River concept."

OUTLOOK FOR FIRST QUARTER AND FULL YEAR 2006

          The Company stated that it expects to report net earnings per diluted share of between $0.25 and $0.30 for the 16-week period ending April 16, 2006, and net earnings per diluted share of between $0.90 and $1.00 for the fiscal year ending December 31, 2006. The 2006 fiscal year is a 53-week year. The Company's guidance for the full year reflects an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share. Projected results for the full year are based upon anticipated same store sales increases of between 1% and 3% for the O'Charley's and Ninety Nine concepts, with same store sales increases expected to be higher in the second half of the year than in the first half. The Company expects improvement in its income from operations as a percentage of sales during 2006. The operating margin for the first quarter of 2006 is expected to be below the prior year quarter, while the operating margin for subsequent quarters is expected to show improvement compared with the prior year quarters. The Company projects an effective tax rate of approximately 29% for the full fiscal year, compared with 14.3% in 2005, and interest expense between $16.0 million and $17.0 million for the year, compared with $15.1 million in the 2005 fiscal year. The Company's guidance does not reflect any impact for restructuring or other charges relating to decisions that the Company may make during fiscal 2006 as part of its turnaround efforts.

          Mr. Burns concluded, "Our management team understands the need to turn around our performance in 2006, and we believe that we are taking the appropriate actions to generate profitable and sustainable growth while enhancing shareholder value. We have a conservative fiscal policy, strong asset base and strong balance sheet which provide us with financial flexibility."

INVESTOR CONFERENCE CALL AND WEB SIMULCAST

          O'Charley's Inc. will conduct a conference call on its 2005 fourth quarter and year-end earnings release on February 2, 2006, at 11:00 a.m. EDT. The number to call for this interactive teleconference is (973) 582-2952. A replay of the conference call will be available through February 9, 2006, by dialing (973) 341-3080 and entering the confirmation number 6967421.

                                     -MORE-

CHUX Reports Fourth Quarter and Full Year Results for 2005
Page 5
February 2, 2006


          The live broadcast of O'Charley's conference call will be available online:
          http://phx.corporate-ir.net/phoenix.zhtml?c=82565&p=irol-irhome

          If you are unable to participate during the live Webcast, the call will be archived on the company's Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on February 2, 2006 and continuing through February 9, 2005.

ABOUT O'CHARLEY'S INC.

O'Charley's Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 348 restaurants under three brands: O'Charley's, Ninety Nine Restaurant and Pub, and Stoney River Legendary Steaks. The Company operates 225 company-owned O'Charley's restaurants in 16 states in the Southeast and Midwest, and has five franchised O'Charley's restaurants in Michigan and two joint venture O'Charley's restaurants in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine Restaurant & Pub restaurants in 109 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island, Vermont and Pennsylvania. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates seven Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

FORWARD LOOKING STATEMENT

The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like "expect," "project,""believe", "may," "could," "anticipate," and "estimate," are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, These forward-looking statements are subject to the finalization of the Company's fourth fiscal quarter and full fiscal year financial and accounting procedures., and may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to increase operating margins and increase same store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company's ability to sell closed restaurants and other surplus assets; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; the impact on our results of operations of restarting development of our Stoney River concept, and the other risks described in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

                                      # # #

                               (Tables to Follow)

                                     -MORE-

                        O'CHARLEY'S INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
             12 WEEKS ENDED DECEMBER 25, 2005 AND DECEMBER 26, 2004

                                                              2005                2004
                                                        ----------------    ----------------
                                                        (in thousands, except per share data)
Revenues:
   Restaurant sales                                     $211,857    99.1%   $200,915    99.4%
   Commissary sales                                        1,761     0.8%      1,269     0.6%
   Franchise revenue                                          71     0.1%         27     0.0%
                                                        --------   -----    --------   -----
                                                         213,689   100.0%    202,211   100.0%
Costs and expenses:
   Cost of restaurant sales:
      Cost of food and beverage                           64,066    30.2%     58,699    29.2%
      Payroll and benefits                                73,177    34.5%     67,577    33.6%
      Restaurant operating costs                          41,139    19.4%     36,969    18.4%
   Cost of commissary sales                                1,891     0.9%      1,185     0.6%
   Advertising expenses                                    5,419     2.5%      5,309     2.6%
   General and administrative expenses                    10,983     5.1%     10,517     5.2%
   Depreciation and amortization                          10,443     4.9%      9,691     4.8%
   Asset impairment and disposals                            125     0.1%         --     0.0%
   Pre-opening costs                                       1,686     0.8%      1,086     0.5%
                                                        --------            --------
                                                         208,929    97.8%    191,033    94.5%
                                                        --------   -----    --------   -----

Income from operations                                     4,760     2.2%     11,178     5.5%

Other expense:
   Interest expense, net                                   3,505     1.6%      3,226     1.6%
   Other, net                                                 --     0.0%          2     0.0%
                                                        --------   -----    --------   -----
                                                           3,505     1.6%      3,228     1.6%
                                                        --------   -----    --------   -----
Earnings before income taxes and cumulative effect of
   accounting principle                                    1,255     0.6%      7,950     3.9%

Income taxes                                                (383)   (0.2%)     1,408     0.7%
                                                        --------   -----    --------   -----
Earnings before cumulative effect of change
   in accounting principle                              $  1,638     0.8%   $  6,542     3.2%
Cumulative effect of change in accounting principle         (151)   -0.1%         --     0.0%
                                                        --------            --------
Net earnings                                            $  1,487     0.7%   $  6,542     3.2%
                                                        ========            ========

BASIC EARNINGS PER SHARE:
   Earnings before cumulative effect of change
      in accounting principle                           $   0.07            $   0.29
   Cumulative effect of change in accounting principle     (0.01)                 --
                                                        --------            --------
   Net earnings                                         $   0.06            $   0.29
                                                        ========            ========
   Weighted average common shares outstanding             22,970              22,432
                                                        ========            ========

DILUTED EARNINGS PER SHARE:
   Earnings before cumulative effect of change
      in accounting principle                           $   0.07            $   0.29
   Cumulative effect of change in accounting principle     (0.01)                 --
                                                        --------            --------
   Net earnings                                         $   0.06            $   0.29
                                                        ========            ========
   Weighted average common shares outstanding             23,051              22,740
                                                        ========            ========

             3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

                        O'CHARLEY'S INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
               YEAR ENDED DECEMBER 25, 2005 AND DECEMBER 26, 2004

                                                              2005                2004
                                                        ----------------    ----------------
                                                        (in thousands, except per share data)
Revenues:
   Restaurant sales                                     $921,329    99.0%   $864,259    99.2%
   Commissary sales                                        8,498     0.9%      7,035     0.8%
   Franchise revenue                                         361     0.1%         92     0.0%
                                                        --------   -----    --------   -----
                                                         930,188   100.0%    871,386   100.0%
Costs and expenses:
   Cost of restaurant sales:
      Cost of food and beverage                          277,788    30.2%    261,013    30.2%
      Payroll and benefits                               318,524    34.6%    290,514    33.6%
      Restaurant operating costs                         172,160    18.7%    157,491    18.2%
   Cost of commissary sales                                7,710     0.8%      6,631     0.8%
   Advertising expenses                                   25,468     2.7%     25,621     2.9%
   General and administrative expenses                    41,945     4.5%     38,237     4.4%
   Depreciation and amortization                          43,806     4.7%     39,798     4.6%
   Asset impairment and disposals                          7,320     0.8%         16     0.0%
   Pre-opening costs                                       6,271     0.7%      5,908     0.7%
                                                        --------            --------
                                                         900,992    96.9%    825,229    94.7%
                                                        --------   -----    --------   -----

Income from operations                                    29,196     3.1%     46,157     5.3%

Other expense:
   Interest expense, net                                  15,124     1.6%     13,476     1.5%
   Other, net                                                 42     0.0%         --     0.0%
                                                        --------   -----    --------   -----
                                                          15,166     1.6%     13,476     1.5%
                                                        --------   -----    --------   -----

Earnings before income taxes and cumulative effect of
   accounting principle                                   14,030     1.5%     32,681     3.8%

Income taxes                                               2,001     0.2%      9,362     1.1%
                                                        --------   -----    --------   -----

Earnings before cumulative effect of change
    in accounting principle                             $ 12,029     1.3%   $ 23,319     2.7%
Cumulative effect of change in accounting principle         (151)    0.0%         --     0.0%
                                                        --------            --------
Net earnings                                            $ 11,878     1.3%   $ 23,319     2.7%
                                                        ========            ========

BASIC EARNINGS PER SHARE:
   Earnings before cumulative effect of change
      in accounting principle                           $   0.53            $   1.05
   Cumulative effect of change in accounting principle     (0.01)                 --
                                                        --------            --------
   Net earnings                                         $   0.52            $   1.05
                                                        ========            ========
   Weighted average common shares outstanding             22,837              22,290
                                                        ========            ========

DILUTED EARNINGS PER SHARE:
   Earnings before cumulative effect of change
      in accounting principle                           $   0.52            $   1.03
   Cumulative effect of change in accounting principle     (0.01)                 --
                                                        --------            --------
   Net earnings                                         $   0.51            $   1.03
                                                        ========            ========
   Weighted average common shares outstanding             23,096              22,647
                                                        ========            ========

             3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

                                O'CHARLEY'S INC.
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                   AT DECEMBER 25, 2005 AND DECEMBER 26, 2004

                                                         2005       2004
                                                       --------   --------
                                                          (in thousands)
Cash                                                   $  5,699   $ 10,772
Other current assets                                     78,239     53,626
Property and equipment, net                             464,545    451,808
Goodwill and other intangible assets                    118,995    118,995
Other assets                                             20,132     22,310
                                                       --------   --------
   Total assets                                        $687,610   $657,511
                                                       ========   ========

Current portion of long-term debt and capital leases   $ 10,975   $ 12,670
Other current liabilities                                97,069     82,714
Deferred income taxes                                     7,407      7,884
Long-term debt, net of current portion                  148,299    146,125
Capitalized lease obligations                            26,408     32,344
Other liabilities                                        47,634     45,034
Shareholders' equity                                    349,818    330,740
                                                       --------   --------
   Total liabilities and shareholders' equity          $687,610   $657,511
                                                       ========   ========

             3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500